Exhibit 99.1

                   Worthington Reports Second Quarter Results

    COLUMBUS, Ohio--(BUSINESS WIRE)--Dec. 21, 2006--Worthington
Industries, Inc. (NYSE:WOR) today reported results for the three- and six-month periods ended November 30, 2006.



(U.S. dollars in millions, except per share data)

                           2Q2007  1Q2007  2Q2006   6M2007    6M2006
                           ------- ------- ------- --------- ---------
Net sales                  $729.3  $778.7  $699.5  $1,508.0  $1,393.7
Operating income             30.6    54.7    49.7      85.3      77.2
Equity income                14.8    18.3    14.2      33.1      27.4
Net earnings                 26.9    43.2    39.0      70.2      67.4
Earnings per share         $ 0.31   $0.48   $0.44     $0.79     $0.76

EBITDA(a)                   $60.4   $87.6   $79.4    $147.9    $134.9


    (a)Earnings before interest, taxes, depreciation and amortization. See reconciliation on consolidated statement of earnings.

    For the second quarter of fiscal 2007, net sales were $729.3 million, an increase of 4% from $699.5 million last year. Second quarter net earnings were $26.9 million and earnings per diluted share were $0.31, compared to $39.0 million, or $0.44 per diluted share, for the same period last year. Net earnings in the prior year period (2Q2006) included a $0.04 per share after-tax benefit due to a $5.3 million reduction in insurance reserves.

    For the six-month period, net sales of $1,508.0 million were 8% higher than $1,393.7 million for the same period last year. Net earnings were $70.2 million, or $0.79 per diluted share, up 4% from $67.4 million, or $0.76 per diluted share, for the same period last year.

    "While we again had strong performances from our Pressure
Cylinders segment and WAVE joint venture, our Steel Processing and Metal Framing segments had lower volumes as a result of weaker demand," Chairman and CEO John McConnell stated.

    "Volumes in these two segments are expected to reach their lowest levels in December and result in our third quarter being the weakest of the year. The degree of weakness will depend on steel pricing and how quickly our end markets improve." McConnell added, "With excellent people and improving opportunities, we will make the most of a difficult third quarter and end the year with a much stronger fourth quarter."

    Second Quarter Highlights

    --  Quarterly net sales and operating income in the Pressure
        Cylinders segment were a second quarter record $120.3 million and $20.2 million, respectively.

    -- Equity income from six unconsolidated joint ventures, totaled $14.8 million due to record second quarter performance at Worthington Armstrong Venture (WAVE).

    -- During the second quarter, 3.6 million common shares were repurchased, reducing total outstanding shares to 85.2 million at quarter end.

    -- During the second quarter, $15.1 million was paid to shareholders in a regular quarterly dividend. At quarter end, the dividend yielded a 3.7% annualized return.

    Quarterly Segment Results

    In the Steel Processing segment, quarterly net sales rose 3%, or $10.4 million, to $374.9 million from $364.5 million in the comparable quarter of fiscal 2006. The acquisition of Precision Specialty Metals
(PSM) in August 2006 contributed $13.6 million to the net sales increase. Pricing improved relative to the prior year (up 19%) as a result of the acquisition and generally higher steel prices but was offset by a 14% decline in volume. Operating income fell primarily due to the lower volumes.

    In the Metal Framing segment, net sales decreased 1% or $2.7 million, to $189.5 million from $192.2 million in the comparable quarter of fiscal 2006. Pricing improved 7% but was offset by lower volumes (down 8%) compared to the year ago quarter. The increase in selling prices was not enough to offset sharply higher raw material costs. The combined impact of a narrower spread between selling prices and material costs and reduced volumes led to an operating loss.

    In the Pressure Cylinders segment, net sales increased 13%, or $13.8 million, to $120.3 million from $106.5 million in the comparable quarter of fiscal 2006. Average selling prices improved significantly due to product mix and price increases in certain product lines. The product mix improvement, strong results in Europe and plant consolidation savings led to an 80% improvement in operating income from the prior year.

    Worthington's joint ventures added significantly to second quarter results. Equity in the net income of six unconsolidated affiliates totaled $14.8 million for the quarter, compared to $14.2 million in the year ago quarter. Compared to the year ago quarter, WAVE equity income was up 16%. WAVE's improvement was offset by weaker results in the other joint ventures and by changes in the mix of joint ventures. (Dietrich Residential Construction became a consolidated entity in October 2005, Acerex was sold in April 2006 and the Dietrich/NOVA joint venture was formed in July 2006.)

    Outlook

    While the outlook for the Pressure Cylinders segment and the WAVE joint venture continues to be positive, the Steel Processing and Metal Framing segments will likely generate losses early in the third quarter due to a combination of higher priced inventory and lower volumes. Both margins and volume should begin to improve somewhat in January, with the volume recovery in Steel Processing being more predictable, but consolidated results for the third quarter may be very weak. The depth of the weakness in the third quarter will largely depend on pricing and the pace at which demand recovers in Metal Framing. It is expected that both Metal Framing and Steel Processing will deplete their higher priced inventories during the third quarter and will be well positioned for a recovery as the seasonally strong fourth quarter begins in March.

    Other

    Share Repurchases

    During the second quarter, 3.6 million shares were repurchased under a 10 million share authorization originally announced June 13, 2005, leaving approximately 6.4 million shares. Purchases may occur from time to time, on the open market or in private transactions, with consideration given to the market price of the stock, the nature of other investment opportunities, cash flows from operations and general economic conditions.

    Dividend Declared

    On November 15, 2006, the board of directors declared a quarterly cash dividend of $0.17 per share payable December 29, 2006, to shareholders of record on December 15, 2006.

    Conference Call

    Worthington will review second quarter results during its quarterly conference call today, December 21, 2006, at 1:30 p.m.
Eastern Time. Details on the conference call can be found on the company web site at www.WorthingtonIndustries.com

    Corporate Profile

    Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 8,000 people and operates 63 facilities in 10 countries.

    Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company's foundation. Worthington Industries is listed as one of America's Most Admired Companies and one of the 100 Best Companies to Work For in America by Fortune magazine.

    Safe Harbor Statement

    The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the company relating to future or expected performance, sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to acquisitions or to facility dispositions, shutdowns and consolidations; new products and markets; expectations for company and customer inventories, jobs and orders; expectations for the economy and markets; expected benefits from new initiatives; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing; changes in product mix, product substitution and market acceptance of the company's products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of consolidation and other changes within the steel, automotive, construction and related industries; failure to maintain appropriate levels of inventories; the ability to realize cost savings and operational efficiencies on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties (including bankruptcy filings) of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the company's filings with the United States Securities and Exchange Commission.



                     WORTHINGTON INDUSTRIES, INC.
                 CONSOLIDATED STATEMENTS OF EARNINGS
                             (Unaudited)
                   (in thousands, except per share)

                            Three Months Ended     Six Months Ended
                               November 30,          November 30,
                           ------------------- -----------------------
                             2006      2005       2006        2005
                           --------- --------- ----------- -----------
Net sales                  $729,262  $699,516  $1,507,982  $1,393,663
Cost of goods sold          645,164   596,108   1,302,533   1,214,903
                           --------- --------- ----------- -----------
  Gross margin               84,098   103,408     205,449     178,760
Selling, general and
 administrative expense      53,531    53,747     120,157     101,554
                           --------- --------- ----------- -----------
  Operating income           30,567    49,661      85,292      77,206
Other income (expense):
  Miscellaneous income
   (expense)                   (704)     (163)     (1,069)        195
  Interest expense           (6,022)   (6,555)    (10,367)    (13,282)
  Equity in net income of
   unconsolidated
   affiliates                14,802    14,175      33,081      27,387
                           --------- --------- ----------- -----------
  Earnings before income
   taxes                     38,643    57,118     106,937      91,506
Income tax expense           11,698    18,090      36,765      24,071
                           --------- --------- ----------- -----------
Net earnings                $26,945   $39,028     $70,172     $67,435
                           ========= ========= =========== ===========


Average common shares
 outstanding - basic         87,234    88,194      88,004      88,082
                           --------- --------- ----------- -----------
Earnings per share - basic    $0.31     $0.44       $0.80       $0.77
                           ========= ========= =========== ===========


Average common shares
 outstanding - diluted       87,611    88,986      88,555      88,729
                           --------- --------- ----------- -----------
Earnings per share -
 diluted                      $0.31     $0.44       $0.79       $0.76
                           ========= ========= =========== ===========


Common shares outstanding
 at end of period            85,203    88,285      85,203      88,285

Cash dividends declared per
 share                        $0.17     $0.17       $0.34       $0.34



---------------------------

Reconciliation of net
 earnings to EBITDA
Net earnings                $26,945   $39,028     $70,172     $67,435
Interest expense              6,022     6,555      10,367      13,282
Income taxes                 11,698    18,090      36,765      24,071
Depreciation & amortization  15,690    15,749      30,621      30,109
                           --------- --------- ----------- -----------
EBITDA                      $60,355   $79,422    $147,925    $134,897
                           ========= ========= =========== ===========




                     WORTHINGTON INDUSTRIES, INC.
                     CONSOLIDATED BALANCE SHEETS
                      (Unaudited, in thousands)

                                              November 30,   May 31,
                                                  2006        2006
                                              ------------ -----------
Assets
Current assets:
  Cash and cash equivalents                       $22,527     $56,216
  Short-term investments                                -       2,173
  Receivables, less allowances of $5,112 and
   $4,964 at November 30, 2006 and May 31,
   2006                                           379,219     404,553
  Inventories:
    Raw materials                                 309,270     266,818
    Work in process                               109,111     104,244
    Finished products                             113,010      88,295
                                              ------------ -----------
      Total inventories                           531,391     459,357
  Assets held for sale                              6,875      23,535
  Deferred income taxes                            15,451      15,854
  Prepaid expenses and other current assets        38,547      34,553
                                              ------------ -----------
    Total current assets                          994,010     996,241

Investments in unconsolidated affiliates          126,135     123,748
Goodwill                                          178,703     177,771
Other assets                                       48,970      55,733
Property, plant & equipment, net                  570,302     546,904
                                              ------------ -----------
Total assets                                   $1,918,120  $1,900,397
                                              ============ ===========

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                               $218,467    $362,883
  Notes payable                                   203,500       7,684
  Accrued compensation, contributions to
   employee benefit plans and related taxes        41,135      49,784
  Dividends payable                                14,486      15,078
  Other accrued items                              41,731      36,483
  Income taxes payable                              7,614      18,874
                                              ------------ -----------
    Total current liabilities                     526,933     490,786

Other liabilities                                  57,811      55,249
Long-term debt                                    245,000     245,000
Deferred income taxes                             112,329     114,610
                                              ------------ -----------
    Total liabilities                             942,073     905,645

Minority interest                                  52,281      49,446
Shareholders' equity                              923,766     945,306
                                              ------------ -----------
Total liabilities and shareholders' equity     $1,918,120  $1,900,397
                                              ============ ===========




                     WORTHINGTON INDUSTRIES, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Unaudited, in thousands)

                                Three Months Ended  Six Months Ended
                                   November 30,        November 30,
                                ------------------ -------------------
                                  2006     2005      2006      2005
                                -------- --------- --------- ---------
Operating activities
Net earnings                    $26,945   $39,028   $70,172   $67,435
Adjustments to reconcile net
 earnings to net cash provided
 (used) by operating
 activities:
  Depreciation and amortization  15,690    15,749    30,621    30,109
  Provision for deferred income
   taxes                           (670)     (737)      174    (5,202)
  Equity in net income of
   unconsolidated affiliates,
   net of distributions          10,123    (8,171)     (537)   (8,820)
  Minority interest in net
   income of consolidated
   subsidiaries                     965     1,753     2,581     2,534
  Other adjustments              (1,993)    1,496      (577)    2,337
Changes in assets and
 liabilities:
  Accounts receivable            24,223     2,214    32,793    59,914
  Inventories                    23,597   (19,120)  (63,938)   36,219
  Prepaid expenses and other
   current assets                  (865)   (6,093)   (3,246)   (7,194)
  Other assets                    3,494       729     3,988      (630)
  Accounts payable and accrued
   expenses                     (93,964)   64,776  (166,575)   32,695
  Other liabilities               3,393    (7,277)    1,765    (3,522)
                                -------- --------- --------- ---------
Net cash provided (used) by
 operating activities            10,938    84,347   (92,779)  205,875
                                -------- --------- --------- ---------

Investing activities
  Investment in property, plant
   and equipment, net           (16,684)  (12,137)  (33,507)  (25,013)
  Acquisitions, net of cash
   acquired                        (577)   (6,770)  (31,727)   (6,770)
  Investment in unconsolidated
   affiliate                       (364)        -    (1,000)        -
  Proceeds from sale of assets   17,072     1,848    17,956     2,782
  Purchases of short-term
   investments                        -  (175,254)        -  (243,253)
  Sales of short-term
   investments                        -   117,999     2,173   147,999
                                -------- --------- --------- ---------
Net cash used by investing
 activities                        (553)  (74,314)  (46,105) (124,255)
                                -------- --------- --------- ---------

Financing activities
  Proceeds from short-term
   borrowings                    72,726         -   195,816         -
  Principal payments on long-
   term debt                         (2)       23        (2)     (490)
  Proceeds from issuance of
   common shares                     15     2,808     1,865     4,103
  Excess tax benefits - stock-
   based compensation                 -         -       200         -
  Payments to minority interest       -    (1,920)        -    (3,840)
  Repurchase of common shares   (62,508)        -   (62,508)        -
  Dividends paid                (15,098)  (14,970)  (30,176)  (29,920)
                                -------- --------- --------- ---------
Net cash provided (used) by
 financing activities            (4,867)  (14,059)  105,195   (30,147)
                                -------- --------- --------- ---------

Increase (decrease) in cash and
 cash equivalents                 5,518    (4,026)  (33,689)   51,473
Cash and cash equivalents at
 beginning of period             17,009   112,748    56,216    57,249
                                -------- --------- --------- ---------
Cash and cash equivalents at
 end of period                  $22,527  $108,722   $22,527  $108,722
                                ======== ========= ========= =========




                     WORTHINGTON INDUSTRIES, INC.
                          SUPPLEMENTAL DATA
                      (Unaudited, in thousands)

This supplemental information is provided to assist in the analysis of the results of operations.


                            Three Months Ended    Six Months Ended
                               November 30,         November 30,
                             2006      2005       2006        2005
                           --------- --------- ----------- -----------
Volume:
 Steel Processing (tons)        791       919       1,688       1,756
 Metal Framing (tons)           157       171         323         355
 Pressure Cylinders
  (units)                     9,379    12,005      21,321      25,550

Net sales:
 Steel
  Processing               $374,879  $364,458    $775,867    $716,085
 Metal Framing              189,515   192,197     401,855     397,519
 Pressure Cylinders         120,300   106,463     241,811     213,516
 Other                       44,568    36,398      88,449      66,543
                           --------- --------- ----------- -----------
                Total net
                 sales     $729,262  $699,516  $1,507,982  $1,393,663
                           ========= ========= =========== ===========

Material cost:
 Steel
  Processing               $287,934  $266,428    $585,763    $545,001
 Metal Framing              138,522   119,988     268,708     256,797
 Pressure Cylinders          53,329    50,270     110,495     105,319

Operating income (loss):
 Steel Processing           $17,774   $24,661     $38,571     $33,027
 Metal Framing               (4,862)   13,857      12,919      24,252
 Pressure Cylinders          20,166    11,214      36,836      19,168
 Other                       (2,511)      (71)     (3,034)        759
                           --------- --------- ----------- -----------
                Total
                 operating
                 income     $30,567   $49,661     $85,292     $77,206
                           ========= ========= =========== ===========

    CONTACT: Worthington Industries, Inc.
             Cathy M. Lyttle, 614-438-3077
             VP, Corporate Communications
             cmlyttle@WorthingtonIndustries.com
             or
             Allison M. Sanders, 614-840-3133
             Director, Investor Relations
             asanders@WorthingtonIndustries.com